EXHIBIT 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Pilgrim’s Pride Corporation to be filed on or about December 2, 2005, for the registration of Senior and Subordinated Debt Securities, Preferred Stock and Common Stock, Depositary Shares, Warrants, and Stock Purchase Contracts and Units, and to the incorporation by reference therein of our reports dated November 15, 2005, with respect to the consolidated financial statements and schedule of Pilgrim’s Pride Corporation, Pilgrim’s Pride Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Pilgrim’s Pride Corporation, included in its Annual Report (Form 10-K) for the year ended October 1, 2005, filed with the Securities and Exchange Commission.

/S/ Ernst & Young LLP

Dallas, Texas

November 30, 2005